EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADAGIO THERAPEUTICS, INC.

Adagio Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, adopted resolutions setting forth the proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first section of the Amended and Restated Certificate of Incorporation of the Corporation be amended in its entirety as follows:

I.

The name of this corporation is Invivyd, Inc. (the “Company”).

SECOND: The Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors in accordance with the provisions of Section 242 of the DGCL.

THIRD: That except as amended hereby, the provisions of the Amended and Restated Certificate of Incorporation, shall remain in full force and effect.

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of September 13, 2022.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation this 9th day of September, 2022.

ADAGIO THERAPEUTICS, INC.

By:	/s/ Jill Andersen
Name:	Jill Andersen
Title:	Chief Legal Officer